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FORM 4                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
------                                            WASHINGTON, D.C. 20549                             -------------------------------
                                                                                                      OMB Number          3235-0287
|_| Check this box if                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Expires:     January 31, 2005
    no longer subject                                                                                 Estimated average burden
    to Section 16.        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     hours per response........0.5
    Form 4 or Form 5           Section 17(a) of the Public Utility Holding Company Act of 1935       -------------------------------
    obligations may               or Section 30(h) of the Investment Company Act of 1940
    continue.  See
    Instruction 1(b)
(Print or Type Responses)
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1.Name and Address of Reporting Person*  2.Issuer Name AND Ticker or Trading Symbol  6.Relationship of Reporting Person(s) to Issuer
                                                                                                   (Check all applicable)
 COORS        JOHN             K.          COORSTEK, INC. (CRTK)                          X  Director          X  10% Owner
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 (Last)      (First)        (Middle)     3.IRS or Social Security  4.Statement for        X  Officer (give        Other (specify
                                           Number of Reporting       Month/Day/Year      --- title below)     ---         below)
                                           Person, if an entity
        16000 TABLE MOUNTAIN PARKWAY       (Voluntary)               03/12/03
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                (Street)                                           5.If Amendment,    7.Individual or Joint/Group Filing
                                                                     Date of Original   (Check applicable line)
                                                                     (Month/Day/Year)     X  Form filed by One Reporting Person
GOLDEN       COLORADO         80403                                                      ---
-----------------------------------------                            01/07/03                Form filed by More than One
(City)       (State)          (Zip)                                                      --- Reporting Person
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security  2.Trans-  2A.Deemed    3.Transaction 4.Securities Acquired (A)      5.Amount of       6.Ownership  7.Nature of
  (Instr. 3)           action     Execu-      Code          or Disposed of (D)             Securities        Form:        Indirect
                       Date       tion Date   (Instr. 8)    (Instr. 3, 4 and 5)            Beneficially      Direct       Beneficial
                                  (if any)  ---------------------------------------------  Owned Follow-     (D) or       Ownership
                       (Month/    (Month/                                                  ing Reported      Indirect     (Instr. 4)
                       Day/       Day/        Code     V      Amount    (A) or  Price      Transaction(s)    (I)
                       Year)      Year)                                 (D)                (Instr. 3 and 4)  (Instr. 4)
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COMMON STOCK           01/06/03               J(1)         2,415,242(4)  A      (2)        3,096,995(3)         I           (3)
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                                                                                                0               D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).


                                                                                                                              (Over)
                                                                                                                    SEC 1474 (10-02)

FORM 4 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  2. Conver-    3. Trans-   3A. Deemed   4. Trans-    5. Number of       6. Date Exer-   7. Title and Amount
   Security                sion or       action       Execu-      action       Derivative         cisable and     of Underlying
   (Instr. 3)              Exercise      Date         tion        Code         Securities         Expiration      Securities
                           Price of                   Date,       (Instr. 8)   Acquired (A) or    Date            (Instr. 3 and 4)
                           Deriv-        (Month/      if any                   Disposed of (D)    (Month/Day/
                           ative         Day/                                  (Instr. 3, 4,      Year)
                           Security      Year)        (Month/                  and 5)
                                                      Day/     --------------------------------------------------------------------
                                                      Year)                                    Date     Expira-           Amount or
                                                                 Code   V      (A)      (D)    Exer-    tion      Title   Number of
                                                                                               cisable  Date              Shares
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FORM 4 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  8. Price         9. Number of         10. Ownership         11. Nature of
   Security                of               Derivative            Form of               Indirect
   (Instr. 3)              Deriv-           Securities            Derivative            Beneficial
                           ative            Beneficially          Security:             Ownership
                           Security         Owned Follow-         Direct (D) or         (Instr. 4)
                           (Insr. 5)        ing Reported          Indirect (I)
                                            Transaction(s)        (Instr. 4)
                                            (Instr. 4
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Explanation of Responses:
(1)  The transfer of securities is from (i) (a) several trusts in which the filing person has had (with the exception of one trust) no beneficial ownership within the meaning of Rule 16a-1(a)(1) and (b) several individuals (including the filing person), to (ii) Keystone Holdings, LLC, a Delaware limited liability company, in which the filing person may be deemed to have beneficial ownership.
(2)  Consideration consisted solely of membership interests in a limited liability company issued in exchange for common stock of issuer contributed to such limited liability company.
(3)  Shares of common stock held by Keystone Holdings, LLC of which the filing person is a manager.
(4)  Amendment consists of reduction by (a) 784 shares of common stock with respect to which the contribution was ineffective and (b) 7,500 shares of common stock with respect to which the contribution was ineffective.




                                                                                    /s/ JENNINGS J. NEWCOM                 03/12/03
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Reminder: Report on a separate line for each class of securities beneficially          JENNINGS J. NEWCOM                    Date
          owned directly or indirectly                                                 ATTORNEY-IN-FACT
        * If the form is filed by more than one reporting person, see
          Instruction 4(b)(v).
       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
    Note: File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
VALID OMB NUMBER. Page 2